Exhibit 5.1

March 2, 2020

Pluralsight, Inc.
182 North Union Avenue
Farmington, Utah 84025
Re: Registration Statement on Form S‑8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Pluralsight, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, relating to the registration under the Securities Act of 1933, as amended, of (i) 7,078,194 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”) reserved for issuance pursuant to the Pluralsight Holdings 2018 Equity Incentive Plan, and (ii) 2,123,458 additional shares of Class A Common Stock reserved for issuance pursuant to the Company’s 2018 Employee Stock Purchase Plan (which plans are referred to herein as the “Plans” and which shares of Class A Common Stock are referred to herein as the “Shares”).
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be validly issued, fully paid, and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.